Exhibit 99.1
WPT Enterprises, Inc. Reports Second Quarter 2006 Financial Results
LOS ANGELES, August 2, 2006 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the second quarter ended July 2, 2006. Business highlights for the quarter included delivery of ten episodes of Season IV of the World Poker Tour® (WPT) television series, nine episodes of Season I of the Professional Poker Tour™ (PPT) television series, and the finalization of a strategic direction for the Company’s online gaming business.
Financial Results. Revenues for the second quarter of 2006 were $11.0 million, compared to $6.6 million in the same period in 2005, a 67% increase. The increase was primarily a result of the delivery in the second quarter of ten episodes of Season IV of the WPT television series versus the delivery of eight episodes of Season III in the same period in 2005, and the delivery of nine episodes of Season I of the PPT television series in the second quarter versus no episodes of the PPT delivered in the same period in 2005. The Company reported net earnings for the quarter of $2.6 million, or $0.12 per fully diluted share, compared to a net loss of $0.4 million, or $0.02 per fully diluted share, in the 2005 period.
“We are pleased with the continued progress we are making, particularly in our core television business where we delivered a combined nineteen World Poker Tour and Professional Poker Tour episodes this quarter,” said Steve Lipscomb, founder and CEO of WPT Enterprises. “In addition, we continue to build the World Poker Tour brand through licensing, host fees and international distribution. During the quarter, we strengthened our online gaming efforts and set a new strategic direction with our decision to use CyberArts’ technology for a new delivery platform. We are very excited to work with CyberArts to build a superior online product which we plan to have up and running in 2007.”
Domestic television license revenues were $7.3 million in the second quarter of 2006, an increase from $3.6 million in the second quarter of 2005. The increase was due to the delivery of more television episodes during the quarter compared to the prior year period. Product licensing revenues were $0.8 million in the second quarter of 2006 compared to $1.1 million in the second quarter of 2005. The decrease was due, in part, to lower license revenues from US Playing Card and MDI, which were partially offset by increased mobile gaming sales from Hands-On Mobile (formerly Mforma). Online gaming, which commenced in the third quarter of 2005, generated revenues of $0.8 million in the second quarter of

2006 compared to $0.9 million in the first quarter of 2006. The slight decrease was due primarily to reduced marketing efforts as the Company was in the process of revising its strategic direction for its online gaming business. Hosting and sponsorship revenues increased 21% to $1.4 million from $1.2 million in the second quarter of 2005, as a result of an increase in the sponsorship fees for Season Four of the WPT versus Season Three. The Company also finalized a sponsorship agreement with Xyience, Inc. during the second quarter of 2006 to promote its product as the “official energy drink” of Season V and Season VI of the World Poker Tour. The Company will recognize revenues from this agreement when the programs are broadcast beginning in 2007.
Cost of revenues decreased to $4.2 million in the second quarter of 2006 from $4.4 million in the second quarter of 2005. The decrease was primarily due to lower recognized PPT production costs, as the Company began capitalizing these costs upon reaching a distribution agreement with the Travel Channel in the first quarter of 2006, versus previously expensing them during 2005. During the second quarter, cost of revenues associated with the PPT was $0.9 million compared to $1.5 million in the prior year quarter. Additionally, a decrease of $0.5 million in non-cash compensation expense related to consultant stock options contributed to the favorable variance. The favorable variance was partially offset by $0.4 million in online gaming cost of revenues during the second quarter of 2006 compared to no costs in the same period in the prior year, and higher costs related to the delivery of additional episodes of the WPT series in the second quarter of 2006 compared to the same 2005 period.
Overall gross margins were 62% in the second quarter of 2006, compared to 34% in the second quarter of 2005. Domestic television licensing margins were 51% in the second quarter compared to negative 14% in the same period of 2005. In addition to the PPT effect discussed above, the Company’s online gaming operations and sponsorship fees helped contribute to the higher overall gross margins in 2006 over 2005. Selling and administrative expenses increased to $4.3 million in the second quarter of 2006 compared to $2.8 million in the second quarter of 2005, due primarily to $0.7 million of share-based compensation expense resulting from the implementation of SFAS No. 123(R). The Company also expects charges for share-based compensation under SFAS No. 123(R) to be approximately $0.7 million for each of the third and fourth quarters of 2006, excluding new option grants.
At July 2, 2006, the Company had no debt, and total cash, cash equivalents and short-term investments of approximately $37.1 million.
For the third quarter of 2006, revenues are expected to be in the range of $5.5 — $6.0 million. The Company expects to deliver the first episode of Season V of the WPT and nine episodes of Season I of the PPT. The Company also expects to deliver an additional four episodes of Season V of the WPT and the remaining five episodes of Season I of the PPT in the fourth quarter of 2006. Margins for Season I of the PPT will be higher in 2006 than in subsequent years, as certain production costs were incurred and expensed prior to reaching a distribution deal in the first quarter of 2006. The Company also expects lower gross profits in online gaming during the third quarter of 2006 based on a change in the revenue sharing agreement with its current service provider.
Investor Conference Call
WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (Wednesday, August 2, 2006) at 1:45 p.m., Pacific Time (USA). The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.
About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and in more than 150 markets globally. With the WPT in its fifth season, WPTE has launched a second series on the Travel Channel, the Professional Poker Tour™, which focuses on the play of poker’s leading stars. WPT also operates a real-money online gaming website, www.wptonline.com, which prohibits wagers from players in the U.S. and other restricted jurisdictions. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com/media
All trademarks and copyrights contained herein are the property of their respective holders.
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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer
323-330-9900
tsteele@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley
Integrated Corporate Relations, Inc.
310-954-1100
agreenebaum@icrinc.com / apooley@icrinc.com
Financial Tables to follow

WPT ENTERPRISES, INC.
Condensed Balance Sheets
July 2, 2006 (unaudited) and January 1, 2006

	July 2, 2006	January 1, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$6,585	$1,737
Short-term investments	30,511	26,735
Accounts receivable, net of allowance of $23 and $74	1,940	3,091
Deferred television costs	733	1,520
Inventory	41	45
Other	671	665

	40,481	33,793

Property and equipment, net	2,852	1,271
Restricted cash	445	249
Investment	4,563	10,627
Other assets	159	320

	$48,500	$46,260

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	840	$1,550
Accrued payroll and related	928	246
Other accrued expenses	1,069	941
Deferred revenue	3,351	5,150

	6,188	7,887

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value, authorized 100,000 shares; 20,378 and 20,158 shares issued and outstanding	20	20
Additional paid-in capital	37,980	34,113
Deficit	(51)	(6,208)
Accumulated other comprehensive income	4,363	10,449
Deferred compensation	—	(1)

	42,312	38,373

	$48,500	$46,260

WPT ENTERPRISES, INC.
Condensed Statements of Earnings (Loss)
(In thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	July 2, 2006 and July 3, 2005		July 2, 2006 and July 3, 2005
	2006	2005	2006	2005
Revenues:
License fees:
Domestic television	$7,259	$3,586	$10,304	$5,549
International television	661	641	1,568	1,060
Product licensing	804	1,114	1,517	2,193

	8,724	5,341	13,389	8,802

Online gaming	821	—	1,732	—
Event hosting and sponsorship fees	1,412	1,170	2,209	1,714
Other	72	89	152	187

	11,029	6,600	17,482	10,703

Cost of revenues	4,176	4,377	6,596	7,564

Gross profit	6,853	2,223	10,886	3,139

Expenses:
Selling and administrative	4,312	2,836	9,412	5,589
Depreciation	49	37	97	58

	4,361	2,873	9,509	5,647

Earnings (loss) from operations	2,492	(650)	1,377	(2,508)

Other income:
Realized gain on sale of investment	—	—	5,675	—
Interest income	419	224	744	480

Earnings (loss) before income taxes	2,911	(426)	7,796	(2,028)

Income taxes	344	—	1,639	—

Net earnings (loss)	$2,567	($426)	$6,157	($2,028)

Net earnings (loss) per common share — basic	$0.12	($0.02)	$0.30	($0.10)

Net earnings (loss) per common share — diluted	$0.12	($0.02)	$0.29	($0.10)

Weighted average common shares outstanding — basic	20,603	19,645	20,310	19,351

Dilutive effect of stock warrants	400	—	400	—
Dilutive effect of stock options	458	—	458	—

Weighted average common shares outstanding — diluted	21,461	19,645	21,168	19,351